UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ensysce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-2755287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7946 Ivanhoe Avenue, Suite 201 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Not Applicable	Name of each exchange on which each class is to be registered Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

_______Not Applicable______(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Preferred Stock, par value $0.0001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities To Be Registered.

Ensysce Biosciences, Inc. (the “Company”) previously filed this Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2022, as amended on February 7, 2023, relating to a Certificate of Designation of Series A Preferred Stock, as amended. That Certificate was filed with the Secretary of State of the State of Delaware. This Amendment to Form 8-A is being filed by the Company to deregister the Series A Preferred Stock previously registered.

On March 31, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination of Series A Preferred Stock (the “Certificate of Elimination”). The Certificate of Elimination has the effect of eliminating from the Company’s Third Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation of Series A Preferred Stock previously filed by the Company.

All shares of Series A Preferred Stock previously issued have been redeemed. The 25,000 shares of preferred stock previously designated as Series A Preferred Stock have been eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. No shares of Series A Preferred Stock were issued and outstanding as of the date of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement as Exhibit 3.3 and is incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description

3.1*	Certificate of Designation of the Series A Preferred Stock of Ensysce Biosciences, Inc., dated February 1, 2023

3.2*	Certificate of Amendment to Certificate of Designation of the Series A Preferred Stock of Ensysce Biosciences, Inc., dated February 7, 2023

3.3	Certificate of Elimination of the Series A Preferred Stock dated March 31, 2023

*Previously filed.

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SIGNATURES

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 31, 2023

Ensysce Biosciences, Inc.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	President and Chief Executive Officer

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